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                                                                   EXHIBIT 10.11

                               LETTER AGREEMENT

                               December 2, 1997

Mr. James H. Hamilton
President and Chief Executive Officer
ClientLink, Inc.
3025 Windward Plaza, Suite 200
Alpharetta, Georgia 30005


        Re:     Modification of Employment Agreement


Dear Jim:

        Reference is made to the Employment Agreement made March 25, 1994, as amended, between you and ClientLink, Inc. One provision of that agreement provides to you a one-time right to receive up to an additional ten percent of the then outstanding capitalization of the Company. This letter is to confirm and memorialize the understanding and agreement reached between you and ClientLink by which you have fully released your right to the above-mentioned ten percent equity interest in consideration of the Company's agreement to pay you cash in the amount of $1.2 million. By your execution of this letter at the place provided below, you will confirm that this is the agreement we have reached, and that you fully release, in consideration of such cash payment, all claims to any further equity interest in the Company arising by reason of the Employment Agreement. This release is not intended to address or affect any stock options granted by the Company that you now hold.


                                        Sincerely,



                                        CLIENTLINK, INC.




                                        By: /s/  Edward R. Anderson
                                            --------------------------------
                                            Edward R. Anderson
                                            Chairman of the Board


Agreed and Acknowledged:

/s/ James H. Hamilton
-----------------------------
James H. Hamilton